Exhibit (a)(1)(FF)

Royalty Pharma's Increased Cash Offer for Elan

US$12.50 All Cash per Elan Share

28 May 2013

Vote Against Proposed Elan Transactions

Tender Your Shares to Royalty Pharma

Increased Cash Offer for Elan at US$12.50 Per Share

[]  All cash offer for Elan of US$12.50 per share

[]  Fully financed, cash confirmed and not conditional on due diligence

[]  Acceptance Threshold of 50% plus one Elan Share(1)

[]  Board and management of Elan not acting in shareholders[] best interests*

If Royalty Pharma is "grossly undervaluing" the Tysabri Royalty at US$4.6bn, why did Elan sell equivalent economics to Biogen for US$3.25bn one month ago?
Where is the financial analysis backing up this statement?

Vote against Elan[]s hastily negotiated* transactions

Otherwise, Royalty Pharma's US$12.50 cash offer is gone

* Denotes a Royalty Pharma opinion
(1) Royalty Pharma has made a commitment to waive the Acceptance Threshold down to 50% plus one Elan share subject to all conditions to the Increased Offer having been satisfied, fulfilled or, to the extent permitted, waived on the
Extended Closing Date.

ELAN THEN AND ELAN NOW: A LOT HAS HAPPENED SINCE APRIL 2ND

[]  The US$3.25bn Tysabri Transaction proceeds will be gone if transactions approved

[]  Frenetic jumble of transactions in obvious attempt to fend off Royalty
    Pharma*

[]  Incoherent acquisition strategy -- no visible synergies and no value added by Elan*
[]  Bizarre mix of passive royalties, one insignificant majority acquisition and puzzling minority investments*
[]  Proposed simultaneous share issuance / share repurchase
[]  Debt redemption and then issuance[] and then redemption[] and then issuance
[]  US$1bn Dutch Auction (92% to one holder) -- followed by another repurchase
[]  Speranza spin-off, following Prothena spin-off
[]  US$285m in "Frictional" costs(1) (more than one year of Tysabri royalty cash flow)

[]  After all this, Elan's only operating business has US$76 million of annual distribution revenue from tired* products in Eastern Europe

[]  Elan's transactions do not come close to replacing the quantity or quality of earnings that Elan gave up by selling half of its Tysabri interest*

[]  Management and the board is hopelessly entrenched*

[]  Unwilling to engage with Royalty Pharma* despite US$12.50 offer and exceptionally strong launch of Biogen[]s Tecfidera (BG-12)

* Denotes a Royalty Pharma opinion

(1) See slide 3 for breakdown of "Frictional" costs

Your Tysabri Cash Proceeds Will be All (Transaction)
                                       ===================
Approved                               Tysabri Transaction
-------------------------------------- -------------------

Note: Excludes US$113m of equity and US$349m of milestone payments for AOP and
US$244m if option to purchase stake in Newbridge is exercised 3

Royalty Pharma's US$12.50 Offer is Far Superior to Elan's Unfocused,

Over-priced and Risky Strategy*

[]US$12.50 all cash per share is an extremely compelling value proposition for
    Elan Stockholders*

[]  42% premium to price paid by Biogen in Tysabri Transaction(1) [] 45% premium to the Undisturbed Elan Enterprise Value(2)

[]  Our prediction that management would destroy value has come true*:

[]  If Elan's proposed transactions are approved by shareholders, the value destruction will be locked in*

[]  Vote against Elan[]s ill-conceived* transactions

Royalty Pharma's US$12.50 per Share Offer is a far superior alternative*

* Denotes a Royalty Pharma opinion
(1) Assumes that Tysabri Transaction ascribed a valuation of US$3.25bn to
Elan[]s retained royalty participation, and that minimal net value ascribed to
Elan[]s assets and liabilities other than Tysabri royalty and its net cash position, as set out in Royalty Pharma[]s previous announcements (2)
Undisturbed Elan Enterprise Value of US$3.165bn as set out in Appendix VIII of
RP Management[]s Offer Document of 2 May 2013

Is the Elan Board Really Acting in Elan Stockholders' Best Interests?

[]  Refused to engage with Royalty Pharma, regardless of US$12.50 offer price*

[]  No clear and coherent strategy for the company*

[]  Value destructive and highly risky transactions agreed to in haste*

[]  Multiple valuation claims with no supporting evidence

[]  Board has failed to achieve a balance, especially in an "Offer Period", between a) supporting management, and b) exercising its fiduciary responsibilities in respect of Royalty Pharma[]s Offer*

[]  Unusual for two directors to resign without replacement during an Offer
    Period and to see the Chairman give such a personalised defence of Elan[]s proposed transactions

        US$3.3bn in 7 transactions on limited information in 35 days raises serious questions concerning the board's oversight of Elan management*

* Denotes a Royalty Pharma opinion

Theravance Transaction is Value Destructive*

Agreed to Pay Too Much*

[]  Good products, but not at US$1bn and not on Elan[]s negotiated terms*

[]  With no experience acquiring royalties, Elan missed key points*

[]  Majority of value attributed to 3 unapproved products with considerable regulatory/commercial risk*

[]  Analysts estimate Elan overpaid by US$300-US$500m (1) -- maybe much more due to possible unfavorable contract terms*

[]  Most attractive products (the "closed triples") are excluded -- likely to cannibalize Elan[]s royalties*

Inadequate Due Diligence*

[]  Reviewed only the highly redacted GSK contract available in the public domain(2) [] No specifics regarding royalty set-off and stacking provisions or triggers to royalty payment termination* [] The redacted terms represent only downside to Elan*, and in material amounts (could be up to 50%, per standard language)

No
"Fiduciary Out"

[]  Elan Board agreed to recommend Theravance transaction with no "fiduciary out"

[]  Contractual obligation to recommend Theravance transaction even if, for example, Breo pulled from market

By investing in Theravance directly, investors can get exposure to ALL of
Theravance royalties at a much lower price

* Denotes a Royalty Pharma opinion
(1) Deutsche Bank equity research, 13 May 2013; Evaluate Pharma Vantage report,
13 May 2013; Credit Suisse equity research, 23 May 2013 6 (2) Based on
Theravance public statements to the effect that the transaction was done on the basis of public information

No Strategic Coherence to Overpriced May 20th Transactions*

1 Acquisition of AOP Pharma

- A "third-tier" drug distributor with a regional focus on Central / Eastern Europe*
- Private company and therefore limited visibility into past performance or future outlook*
- Low quality portfolio and pipeline that lacks significant clinical differentiation*
- Focused largely on markets with limited pricing power*
- Low margin distribution business with heavy R&D burden coming*

2 Equity investment in Newbridge Pharmaceuticals

- A private start-up company – only 5 years old
- Middle East / North Africa business model offers little overlap or synergy*
- Minority investment
- Limited near-term financial impact for Elan*
- No outlook for if or when it might be profitable

3 Divestment of ELND005 into Speranza Therapeutics

- Elan to contribute ELND005 and invest US$70m for minority stake
- Why did it take so long to make this decision? Why didn't it go with Prothena? Did Prothena not want it?
- Spin-off is a disguised write-off, likely to result in a further US$70m loss* on top of US$143m to date – *should have been killed earlier**

Diversification does not cure bad investments*

* Denotes a Royalty Pharma opinion

7

Independent Reactions To Elan's Announced Transactions
Elan Quoted One Bullish Analyst in EGM Circular; Below Quotes Reflect True
Sentiment*

General:

[]  Richard Parkes, Deutsche Bank, May 21: "shareholders can reduce risk via portfolio diversification and diversification in itself is in no way equivalent to value creation"

[]  "Combined with the Newbridge/AOP Orphan deals, the new Elan currently looks to us like a disparate collection of businesses and revenue streams with no immediate synergies or rationale"

[]  "While it is likely these deals (and the spinout of ELND005) will be accretive to earnings, we struggle to see that they can be accretive to value (given lack of synergies)"

[]  Stephen D. Simpson, CFA, Investopedia, May 21: "I had minimal confidence that they would do the right thing -- which, in my opinion, was simply to sell off the remaining assets and write a check to shareholders. Since then, the company's two major strategic decisions only reinforce my worries that
    Elan shareholders are not going to be well-served by management in the deployment of this cash"

[]  Jo Walton, Credit Suisse, May 23: "Elan proposes to spend $1.4bn on recently announced M and A (Theravance, AOP and Newbridge) yet we value these assets today at just $835m. "

[]  Nick Turner, Mirabaud, as quoted in May 21 New York Times: "It makes me wonder whether they are just trying to strike deals that don[]t suit Royalty
    Pharma"

[]  Michael Yee, RBC, May 20: "For one-year holders, $12.50 is a very fair deal with stock at $12.00 because it implies reasonably bullish calculations on
    Tysabri (see below) and we think there are other more compelling biotech investments over next 12 mos (GILD, BIIB, VRTX, etc)."

[]  Marko Kozul, Leerink Swan, May 21: "Given these dynamics, it would not be surprising if ELN Capital provided attractive terms for these [transactions]
    or tested the boundaries of fiduciary commitments to shareholders. "

[]  Karen Andersen, Morningstar, May 20: "we're still skeptical of the value of these deals. we think Royalty Pharma[]s new $12.50 per share offer for Elan
    . . . could represent the best avenue for current shareholders.

* Denotes a Royalty Pharma opinion

INDEPENDENT REACTIONS TO ELAN'S ANNOUNCED TRANSACTIONS (CONT'D)
ELAN QUOTED ONE BULLISH ANALYST IN EGM CIRCULAR; BELOW QUOTES REFLECT TRUE
SENTIMENT*

On Theravance:

[]  Richard Parkes, Deutsche Bank

[]  May 21: "Theravance transaction [is] seemingly NPV dilutive in all but best cases"

[]  May 13: "[L]ooks aggressive considering the competitive markets these drugs are expected to launch into. Using our current published forecasts for GSK of Breo sales of [pound]1.1bn and Anoro sales of [pound]628m (risk adjusted at 60%), justifies an NPV of $500m"

[]  Jo Walton, Credit Suisse, May 23: "Based on our GSK forecasts for these four respiratory drugs, we estimate the value of Elan[]s royalty share to be worth c. $535m, almost half the amount offered by Elan ($1bn) ."

[]  "Investors who, like us, see no added value in the Elan M and A should vote against management proposals"

[]  Stephen D. Simpson, Investopedia, May 21: "With the net present value (NPV)
    of the Breo/Anoro royalties (based upon my revenue estimates) falling in a range of $400 million to $800 million, Elan is making a big bet that these two drugs significantly outperform and/or that the experimental drug in the deal (GSK961081) is a big hit. "

[]  EP Vantage, May 13: "The deal boils down to a simple fact: Elan has handed over $1bn for 21% of a Theravance royalty stream that on paper is worth just
    $3.2bn[] Elan has overpaid[] Elan[]s 21% is worth only $663m"

[]  Matthew Herper, Forbes, May 13: "Did Elan just overpay on Theravance to spurn its hostile suitor?"

[]  Motley Fool, May 13: "$1 billion for a "stake" in Theravance's respiratory program seems like a bit of a stretch. It could take an extremely long time before Elan sees any big benefits from this deal, and I highly doubt it'll add significantly to shareholder value any time soon. Conversely, for
    Theravance it's a great deal"

[]  Irish Times, May 14: "Ratings agency Moody's reacted to the latest news by placing the company on negative watch for downgrade, citing []recent transactions that have consumed Elan's cash without generating any significant, immediate Ebitda or cash flow "

[]  Ronny Gal, Bernstein Research, May 13: "[The deal] suggests a sum of the parts value for Theravance of $6 billion, or $60 per share. That's about double where Theravance shares were when they closed on Friday It is tough to see how the assets acquired, risk discounted, would command such a value the purchase acts as poison pill by adding assets Royalty Pharma may not want to buy"

* Denotes a Royalty Pharma opinion

What Motivated Companies To Sell To Elan During An Offer Period?

[]  Companies selling to Elan during the offer period subject themselves to requirement for Elan shareholder vote

[]  Transactions are of a size where almost any other buyer wouldn[]t require such a vote

[]  Therefore, either sellers received an extraordinary price from Elan or no alternative buyers exist*

* Denotes a Royalty Pharma opinion

AOP Orphan: A Grab Bag of Small Drugs – And Now the "New Elan"*

Crazy Valuation*

Excessive price even if it were a quality asset*

- US$340m = 17.0x 2012 EBITDA vs. 13.5x median comparable takeout price[1] (*plus* US$349m in potential milestone payments)
- 4.5x on 2012 revenue vs. 3.4x comparable takeout median[1]
  - Declining net margins
  - Heavy concentration (93%) on two aging products



AOP Net Margin
13.9%
c. -700 bps
8.8%
6.9%
FY2009
FY2010
FY2011

Tired Products*

AOP markets mostly in Eastern EU: Austria, Bulgaria, Czech Republic, Hungary, Poland, Romania, Slovakia, and Switzerland

Two biggest drugs: Thromboreductin & Remodulin

- Thromboreductin: flat sales; US IP expired in 1993
- Remodulin: 50% of AOP revenue, distribution agreement, low margin; data exclusivity expires in 2014



Thromboreductin
Sales in Millions
$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
IMS Monthly Sales Since Mar '11
Mar-11
Sep-11
Mar-12
Sep-12
Mar-13

Weak Pipeline, R&D Burden Coming*

Key pipeline program is a peg-interferon in a small Phase I/II trial for polycythemia vera (n=34)

- Inferior data to Roche's Pegasys (46% complete response rate (CR) vs Pegasys' 94% CR)
- Roche is running 2 multi-year Phase III trials with 800 patients – how much will AOP's Phase III cost?
  - AOP's margins do not have room for a Phase II or III of any scale*
- When AOP's product comes to market – if ever – peg-interferon will be generic and oral agents (Jakafi, Gleevec, etc.) will be standard of care*
- Most would discontinue development – trials could be expensive and rights are only for parts of Eastern Europe / Middle East*
  - Elan's history suggests significant cash burn before pulling the plug*

* Denotes a Royalty Pharma opinion

[1] Based on median multiples of 21 specialty pharma / biotech comparable transactions completed between 2006-13 (listed in Sources and Bases)

11

More Than US$2bn of Potential Destruction*

	Value Destruction
Tysabri ■ Sold 50% to Biogen for US$3.25bn[1] (to avoid Biogen takeover?)* ■ Royalty Pharma now offering US$4.6bn[2] for the other half*	**(US$1.35bn)** **Value Lost**
Theravance ■ Agreed to pay US$1bn for selected royalties ■ Left out key competitive products and never saw* key contract provisions ■ Analysts' estimates of value range from US$500 - US$700m[3]	**(US$400m[5])** **Overpayment**
Other Transactions (i.e. AOP, Newbridge, Speranza) ■ AOP overpayment of roughly US$85m, per comparable transaction EV/Revenue multiples*[4] ■ Little value, except hope, for the US$110m of expense on Newbridge and Speranza*	**(US$195m)** **Overpayment**
■ **"Frictional" costs of Elan Transactions (includes new debt issuance)**	**(US$285m)**

Stop the Value Destruction*. Vote NO.

More than US$2bn!

* Denotes a Royalty Pharma opinion
[1] Assumes that Tysabri Transaction ascribed a valuation of US$3.25bn to Elan's retained royalty participation, as set out in Royalty Pharma's previous announcements
[2] Assuming minimal net value ascribed to Elan's assets and liabilities other than the Tysabri Royalty and its net cash position
[3] Deutsche Bank equity research, 13 May 2013; Evaluate Pharma Vantage report, 13 May 2013; Credit Suisse equity research, 23 May 2013
[4] Based on median EV/Revenue multiples of 21 specialty pharma / biotech comparable transactions completed between 2006-13 (listed in Sources and Bases)
[5] Based on midpoint of range shown on left hand slide

12

Valeant

$0.33

[]  The Tysabri transaction created a huge EPS gap*

[]  Elan needs ~US$1.20 in 2015 EPS to justify a stock price of US$12.50 at similar P/E (multiples) ri to Valeant or the specialty pharma average

[]  Royalty Pharma correctly predicted that Elan could not fill the gap with the
    US$3.25bn Tysabri proceeds and its ill-conceived acquisition strategy*

* De

(1) Elan

El
    Specialty
--- ---------

Valeant Jazz

Specialty

Valeant Jazz

* Denotes a Royalty Pharma opinion

(1) Assuming amortization over 17 years

What Can Elan Shareholders Do?

[]  Vote your shares AGAINST the Elan Transactions at June 17th EGM

[]  Sell your shares to Royalty Pharma for US$12.50 in CASH

[]  If you don[]t, it could be a wild ride with the "New Elan"*

[]  If you still want exposure to Tysabri and/or all the Theravance royalties, you can use the proceeds from Royalty Pharma[]s offer and make direct investments into Biogen or Theravance as you see fit

* Denotes a Royalty Pharma opinion

Appendix

Theravance Portfolio Is Good
What Elan Bought Is Not So Good*

GSK Products in Elan/Theravance Transaction

Product	Approval
BREO ELLIPTA (US) / RELVAR ELLIPTA (Europe)	May 10, 2013 Q3'13E
Anoro ELLIPTA	Q4'13E
VI Monotherapy	2014E
MABA '081 Monotherapy	2016E

GSK Products Excluded

Product	Approval
MABA '081+ICS ("closed triple")	2017E
UMEC+VI+FF (Anoro+ICS, "closed triple")	2016E

- Breo is an effective product yet widely believed to be undifferentiated to GSK's Advair*
  - Once-daily dosing with Breo is seen as an incremental improvement in convenience over twice-daily Advair
- Anoro, which is differentiated to both Advair and Breo, will compete with Breo for share of the COPD market, and may be preferred by GSK in terms of promotional spending*
- That would be a problem for Elan since the Anoro royalty rate is roughly half the Breo rate, per public filings
  - In that case, royalties to Elan are probably doubly overmodeled: Breo would not reach the expected peak sales, and the blended royalty on the franchise could be closer to Anoro's rate which starts in the mid-single digits*
- Triples, which are entirely excluded from Elan's Royalty Participation Agreement with Theravance, should ultimately take a large market share, cannibalizing Elan's royalties*
  - Experts polled at a recent respiratory medical conference believe that the "closed triples" (not in Elan's proposed transaction) – Anoro/ICS in one inhaler or '081+ICS in one inhaler – will be treatment of choice for many patients*

17

* Denotes a Royalty Pharma opinion

Was the Theravance Deal in Shareholders' Best Interests?

Too expensive, Too Risky, Too Hasty*

Inadequate Due Diligence*

[]  Public disclosures suggest deal was pursued in haste and without critical confidential information*

[]  If correct, highly irresponsible (and perhaps without precedent) for Elan to pay US$1 billion to buy an interest in a contract without seeing unredacted version*

[]  The publicly available GSK contract with Theravance is highly redacted and missing many value-determining terms

[]  No specifics re royalty set-off and stacking provisions, triggers to royalty payment termination, etc. Introduction of generic (even generic Advair)
    could lead to material royalty rate reductions. For example:

1.61 "Net Sales" means the [(+)] GSK, its Affiliates or their licensees (or such licensees' Affiliates) to a Third Party, less the following to the extent borne by the seller and not taken into account in determining [(+)](:) (a)
[(+)]; (b) [(+)] including [(+)]; and (c) [(+)]. Net Sales shall exclude
Samples distributed in the usual course of business.

6.3.2 Royalty Adjustment. The [(+)] royalty payable on the first [(+)] of total annual worldwide Net Sales under this Section 6.3 shall be reduced to [(+)] if all of the following occur: (i) [(+)]; (ii) [(+)]; and (iii) [(+)]. The [(+)]
royalty payable on [(+)] under this Section 6.3 shall be [(+)] if all of the following occur: (i) [(+)]; (ii) [(+)]; and (iii) [(+)].

[]  Elan gets no royalty reports, no audit rights, etc.

[]  No evidence Elan conducted a thorough analysis of respiratory market and competitors. This is usually a 2-3 month process

No "Fiduciary Out"

[]  The Theravance Transaction depends on approval of Elan Stockholders. It is a breach of contract (not cured by the US$10 million break-up fee) if the Elan
    Board: (a) does not recommend that Stockholders approve the transaction, or
    (b) changes its recommendation for any reason, including subsequent developments, such as an attractive offer from Royalty Pharma or any adverse event. Royalty Pharma would not be willing to acquire Elan should Elan shareholders approve the Theravance Transaction, given major valuation and due diligence issues we see with the proposed deal

[]  The Elan Board has contractually agreed with Theravance to recommend the
    Theravance Transaction to Elan Stockholders with no "fiduciary out" that would allow Elan[]s board to change its recommendation, thereby compromising its ability act in the best interests of Elan Stockholders in deciding whether to recommend Royalty Pharma[]s offer or the Theravance Transaction.

[]  Why did Elan[]s board contractually agree to recommend the Theravance
    Agreement irrespective of any potential offer from Royalty Pharma?

[]  The Elan Board must recommend Theravance Transaction even if the value of what it has agreed to buy is impacted by material adverse changes

[]  Royalty Pharma believes it is highly irresponsible and "off- market" to agree to such a provision

It is deeply regrettable that, at a critical juncture when Elan[]s shareholders are evaluating Royalty Pharma[]s offer and Elan[]s US$1 billion proposed transaction with Theravance, the Elan Board contractually agreed to restrict its ability to act in the best interests of Elan Stockholders.  It is also regrettable that Elan[]s board has failed to maintain a balance between (a)
supporting management[]s acquisition plan, and (b) retaining the board[]s freedom to exercise its fiduciary duties at all times, and especially during an
Offer Period.  The board[]s role should be to retain all options available to maximize shareholder value.

Elan hastily entered into a value destructive deal under poorly negotiated and highly restricted terms*

* Denotes a Royalty Pharma opinion

Questions for Elan Shareholders to Ask Themselves

[]  Where would the Elan share price trade in the absence of Royalty Pharma[]s
    Offer?

[]  Do you believe Elan management can create more tangible value than US$12.50 per share in cash in the foreseeable future?

[]  How can a dividend of 20% of royalty income (US$0.15 - US$0.25 per year) be superior to US$12.50 per share in cash today?

[]  Why did Elan's board contractually agree to recommend the Theravance deal irrespective of ANY potential offer from Royalty Pharma?

[]  Do you trust Elan management not to pursue further value destructive transactions?

[]  Why is Elan[]s board intent on pursuing multiple apparently hastily arranged, under diligenced and over priced transactions* in such a short space of time?

[]  Why is Elan management not engaging with Royalty Pharma?

[]  Why no substantive information on valuation and why no reference to the advice from financial advisers on Royalty Pharma[]s Increased Offer required by Rule 3?

* Denotes a Royalty Pharma opinion

Sources and Bases

[]  Please refer to Royalty Pharma's Revised Offer Document of 23 May 2013 for
    full details of Royalty Pharma's Increased Offer

[]  All defined terms have the meaning given thereto in Royalty Pharma's Revised
    Offer Document

[]  Slide 2: Elan Company filings and press releases dated 8 March 2013, 2 April
    2013, 13 May 2013 and 20 May 2013; statement that US$285m exceeds one year of Tysabri royalty cash flow based on broker forecasts

[]  $285m of "Frictional" costs based on Elan Corporate update presentation dated 20 May 2013; includes Biogen transaction costs of $64m (difference between $3,185m gross proceeds and $3,249m net proceeds), bond redemption and share buyback costs of $148m ($1,948m gross cost and $1,800m net cost),
    Theravance acquisition costs of $25m ($1,025m gross cost and $1,000m net cost), AOP Acquisition costs of $23m ($250m gross cost and $227m net cost),
    ELND005 divestiture costs of $5m ($75m gross proceeds and $70m net proceeds)
    and 2013 senior notes costs of $20m ($800m gross proceeds and $780m net proceeds)

[]  Slide 3: Elan Company filings and press releases dated 8 March 2013, 13 May
    2013 and 20 May 2013; Biogen Idec 8-K (Asset Purchase Agreement) dated 12
    February 2013

[]  Slide 5: Elan Company filings and press releases dated 8 March 2013, 2 April
    2013, 13 May 2013, and 20 May 2013; Biogen Idec 8-K (Asset Purchase
    Agreement) dated 12 February 2013

[]  Slide 6: Elan Company filings and press releases; Theravance Inc. 10-Q filed on 1 May 2013; Theravance press release dated 13 May 2013; Equity research reports on Elan from Deutsche Bank, Evaluate Pharma, and Credit Suisse dated
    13 May 2013, 13 May 2013 and 23 May 2013, respectively

[]  Slide 7: Elan Company filings and press releases dated 31 December 2012 and
    20 May 2013; Burrill and Company

[]  Slides 8/9: Equity research, as referenced on the page; Berstein quote taken from article published by Forbes

[]  Slide 11: Elan Company filings and press releases dated 20 May 2013 and 27
    May 2013; Comparable takeout average multiples based on analysis of comparable transactions(1); "Pegylated interferon-alfa-2a induces complete hematologic and molecular responses with low toxicity in polycythemia vera "
    abstract published ASH annual meeting in the "Journal of American Society of
    Hematology", (2012); "AOP2014, a Novel Peg-Proline-Interferon Alpha-2b with
    Improved Pharmacokinetic Properties, Is Safe and Well Tolerated and Shows
    Promising Efficacy in Patients with Polycythemia Vera (PV)", clinical trial abstract from published in the journal "Blood" (2008); www. clinicaltrials.
    gov; Capital IQ; IMS Health

(1) Valeant / Obagi Medical, Sun Pharma / DUSA Pharmaceuticals, Valeant /
Medicis Pharmaceuticals, Bausch and Lomb / Ista Pharmaceuticals, Valeant /
Sanitas AB, Teva / Cephalon, Merck and Co. / Inspire Pharmaceuticals, Forest
Laboratories / Clinical Data, Axcan Pharma / Eurand Pharmaceuticals, Pfizer /
King Pharmaceuticals, Shire / Movetis, Astellas / OSI Pharmaceuticals,
Dainippon Sumitomo / Sepracor, Hisamitsu Pharmaceuticals / Noven
Pharmaceuticals, Gilead Sciences / CV Therapeutics, Shionogi and Co. / Sciele
Pharma, King Pharmaceuticals / Adams Respiratory, Reckitt Benckiser / Adams
Respiratory, TPG / Axcan Pharma, Shire / New River Pharmaceuticals, Abbott
Laboratories / KOS Pharmaceuticals

Sources and Bases (cont'd)

[]  Slide 12: Equity research reports as referenced on the page and analysis of comparable transactions referenced on the previous slide; Value range for
    Theravance based on commentary in broker reports from Deutsche Bank,
    Evaluate Pharma and Credit Suisse dated 13 May 2013, 13 May 2013 and 23 May
    2013, respectively; Theravance 10-Q filed on 1 May 2013 and Theravance press release dated 13 May 2013; AOP overpayment estimated based on EV/revenue multiple of 3.35x for comparable transactions (per previous slide) vs.
    multiple paid by Elan; Expenses relating to Newbridge and Speranza from Elan press release dated 20 May 2013

[]  Slide 13: EPS from retained Tysabri royalty based on median of broker estimates from Leerink Swan, Credit Suisse, Morningstar, Deutsche Bank, UBS,
    Jefferies, Berenberg, Davy Research, RBC, Morgan Stanley and Cowen published between 6 February 2013 and 13 March 2013; EPS pre-Tysabri based on median of broker estimates from Leerink Swann, Credit Suisse, Deutsche Bank,
    Jefferies, Cowen, Morgan Stanley and Exane BNP Paribas published between 24
    October 2012 and 1 November 2012; Specialty Pharma peers are: Allergan,
    Valeant, Shire, Forest, Warner Chilcott, Alkermes, Cubist, Endo Health
    Solutions, Salix Pharmaceuticals, Jazz Pharmaceuticals, Medicines Co. and
    multiples are sourced from Factset as at 20 May 2013

[]  Slide 14: Peer multiples sourced as above; Pro forma EPS based on broker consensus estimates for Elan as described above, estimated EPS impact of announced or completed share repurchases and issuance (assuming future issuance/repurchase at the Undisturbed Elan Stock Price), and earnings impact of Theravance and AOP Orphan acquisitions as described below:

[]  EPS impact of Theravance royalties based on forecast sales of relevant products by Evaluate Pharma on 13 May 2013

[]  EPS impact of AOP Orphan based on disclosed EBITDA of []15.5m, assumed depreciation and other expenses of []0.6m p. a. and assumed tax rate of 25%

[]  No assumption of R and D savings made in this calculation

[]  None of the above is a profit forecast

[]  Slide 17: Royalty Pharma estimates based on typical development timelines, equity research on Theravance published by Cowen (26 April 2013) and
    Bernstein (24 April 2013)

[]  Slide 18: GSK/Theravance contract (publicly available) and Elan public filings

[]  Slide 19: Estimate of possible royalty income based on Evaluate Pharma projections out to 2016

Additional Information
The distribution of these materials in, into, or from, certain jurisdictions other than Ireland, the United Kingdom and the United States may be restricted or affected by the laws of those jurisdictions. Accordingly, copies of these materials are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Therefore persons who receive these materials (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than
Ireland, the United Kingdom and the United States who are not resident in
Ireland, the United Kingdom or the United States will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.
Additional Notice to US Investors
These materials are not a substitute for the Revised Offer Document and the
Revised Acceptance Documents that Royalty Pharma filed with the Securities and
Exchange Commision ("SEC") on Amendment No. 2 to Schedule TO on May 23, 2013,
or any other document that Royalty Pharma has filed and may file with the SEC in connection with the Offer. ELAN STOCKHOLDERS ARE URGED TO READ ANY SUCH
DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN
IMPORTANT INFORMATION ABOUT THE OFFER. Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to any of the persons listed above.
 The Offer is and will be made in the United States pursuant to the US Exchange
Act, subject to certain exemptive relief which has been granted in respect of the Offer by the SEC and otherwise in accordance with the requirements of the
Irish Takeover Rules. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under US domestic tender offer procedures and law. In addition, the Revised Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.
 Elan is incorporated under the laws of Ireland. Some of the directors of Elan are resident in countries other than the United States. As a result, it may not be possible for United States holders of Elan Stock to effect service of process within the United States upon Elan or such directors of Elan or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.
It may not be possible to sue Elan or its officers or directors in a non-US court for violations of US securities laws. In addition, US holders of Elan
Stock should be aware that, if Royalty Pharma elects to proceed pursuant to a scheme of arrangement (as described in the Revised Offer Document), the federal securities laws of the United States may not be applicable.
Responsibility Statements
The directors of Royalty Pharma accept responsibility for the information contained in this announcement, save that the only responsibility accepted by the directors of Royalty Pharma in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of
Royalty Pharma to verify this information). To the best of the knowledge and belief of the directors of Royalty Pharma (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
The managing member of RP Management accepts responsibility for the information contained in this announcement, save that the only responsibility accepted by the managing member of RP Management in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the managing member of
RP Management to verify this information). To the best of the knowledge and belief of the managing member of RP Management (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which he accepts responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
Rule 8 - Dealing Disclosure Requirements
Any holder of 1% or more of any class of relevant securities of Elan
Corporation, plc may have disclosure obligations under Rule 8.3 of the Irish
Takeover Rules. No Profit Forecast / Asset Valuations
No statement in this announcement constitutes a profit forecast for any period, nor should any statement be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Royalty Pharma, RP Management, Elan or any other entity as appropriate. No statement in this announcement constitutes an asset valuation.
Forward Looking Statements
These materials may include certain "forward looking statements" with respect to the business, strategy and plans of Royalty Pharma and its expectations relating to the Offer and Elan[]s future financial condition and performance.
Statements that are not historical facts, including statements about Elan or
Royalty Pharma or Royalty Pharma[]s belief and expectation, are forward looking statements. Words such as "believes", "anticipates", "estimates", "expects",
"intends", "aims", "potential", "will", "would", "could", "considered",
"likely", and variations of these words and similar future or conditional expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur.
Examples of such forward looking statements include (but are not limited to)
statements about expected benefits and risks associated with the Offer;
projections or expectations of profit attributable to shareholders; anticipated provisions or write-downs, economic profit, dividends, capital structure or any other financial items or ratios; statements of plans, objectives or goals of
Elan, the Elan Group, RP Management or Royalty Pharma following the Offer;
statements about the future trends in interest rates, liquidity, foreign exchange rates, stock market levels and demographic trends and any impact that those matters may have on Elan, the Elan Group, RP Management or Royalty Pharma
following the Offer; statements concerning any future Irish, U.S. or other economic environment or performance; statements about strategic goals, competition, regulation, regulatory approvals, dispositions and consolidation or technological or regulatory developments; and statements of assumptions underlying such statements.
Forward looking statements only speak as of the date on which they are made, and the events discussed in this announcement may not occur. Subject to compliance with applicable law and regulation, Royalty Pharma is not under any obligation to update publicly or revise forward looking statements, whether as a result of new information, future events or otherwise.
Capitalized Terms
All capitalized terms in these materials shall have the same meaning as set forth in the Revised Offer Document that Royalty Pharma filed with the
Securities and Exchange Commision ("SEC") on Amendment No. 2 to Schedule TO on
May 23, 2013, unless the context otherwise requires or unless otherwise specified.

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